Exhibit 24

November 16, 2005

Mr. Joseph P. Macaluso
Tel-Instrument Electronics Corp
728 Garden St.
Carlstadt, NJ 07072

Dear Mr. Macaluso:

I, Robert J. Melnick, hereby authorize and designate you, Joseph P. Macaluso, to sign and file with the Securities and Exchange Commission, on my behalf and as my attorney in fact, all reports on forms 4 and 5 with respect to my ownership of securities of Tel-Instrument Electronics Corp. This authorization and designation shall continue for three years unless sooner terminated in a writing signed by me and filed with the Corporation and the Securities and Exchange Commission.

Dated: 11/17/05                                            /s/ Robert J. Melnick
                                                           ---------------------
                                                           Robert J. Melnick
                                                           Director